Exhibit 10.44

March 11, 2016

Louis Bélanger-Martin
85 Rue Pattee
Magog, Quebec
J1X 0M8

Re:    Resignation from the Board of Directors of Global Eagle Entertainment Inc.

Mr. Bélanger-Martin:

The Board of Directors (the “Board”) of Global Eagle Entertainment Inc., a Delaware corporation (the “Corporation”), has been informed by you (the “Executive”) that you wish to tender your resignation from your position as a member of the Board (the “Resignation”). This letter (this “Letter Agreement”) is being delivered to you to reflect our mutual agreement and understanding regarding the Resignation and certain matters relating thereto.

In consideration of the premises, representations, warranties and the mutual covenants contained in this Letter Agreement and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Corporation and the Executive hereby agree as follows:

1.The Resignation will be effective March 11, 2016 (the “Effective Date”).

2.The Corporation agrees to (a) cause the Compensation Committee (or a subcommittee thereof) to provide for the accelerated vesting of the Executive’s 3,685 restricted stock units (the “RSUs”), all of which shall vest on the Effective Date and (b) deliver a stock certificate to the Executive for these RSUs on the Effective Date.

3.The Corporation hereby represents to the Executive that the 103,977 shares and the 3,685 RSUs owned by the Executive and that any of the Corporation’s shares that would be owned by the Executive were the Executive to exercise any of the outstanding stock options that he has (21,067 shares at the exercise price of $13.15 per share; 10,533 shares at an exercise price of $13.15 per share; and 25,000 shares at an exercise price of $10.00 per share) are freely tradable by the Executive and are not subject to any securities or contractual restrictions imposed by the Corporation as to the manner of, timing of or volume of any such sale(s). With respect to securities law restrictions, the Corporation will keep effective any S-3 or S-8 registration statements that apply to resale by the Executive of the Corporations shares owned by the Executive, for as long as the Executive own such shares for which a registration statement for resale of such shares would be required. Furthermore, the Corporation hereby extends the exercisability of the three stock options described herein for a period of six months from the Effective Date.

4.The parties agree that this Letter Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence, or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence, or wrongdoing by any party. The parties specifically acknowledge and agree that each party denies any liability for any matter released hereunder.

5.(a) Release by Executive: In consideration for the promises set forth above, the Executive for himself and his heirs, successors and assigns, does hereby waive, release, acquit and forever discharge the Corporation and each of its current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans, and related entities or corporations, and their past and present officers, directors, stockholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns, (each a “Corporation Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “Executive Claims”), of whatever nature whether known or unknown, which exist or may exist on the Executive’s behalf against each Corporation Released Party as of the date of this Letter Agreement. The Executive understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him including, without limitation, any and all claims under the Consulting Agreement and Mutual General Release, entered into between the Executive and the Corporation on October 2, 2013, as amended on October 14, 2013 and December 29, 2013, tort claims, public policy claims, retaliation claims, statutory claims, California Labor Code claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering employment, conditions of employment (including wage and hour laws) and/or discrimination in employment, including but not limited to, all as amended, the United States Constitution, the Constitution of the State of California, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, family care leave, marital status, sex, sexual orientation, age and any harassment or retaliation. Notwithstanding the foregoing, the Executive is not hereby releasing the Corporation from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claim for indemnification the Executive may have pursuant to any written indemnification agreement with the Corporation to which he is a party, the charter or Bylaws, or under applicable law; (b) any rights which cannot be waived as a matter of law; (c) any claims arising from the breach of this Letter Agreement by the Corporation; or (d) any rights reserved to the Executive under Section 7 hereof. In addition, nothing in this Letter Agreement prevents the Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that the Executive hereby waives any right to any monetary benefits in connection with any such claim, charge or proceeding. The Executive hereby represents and warrants that, other than the Excluded Claims, he is not aware of any claims he has or might have against the Corporation or its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

(b) Release by Corporation: For the consideration of the obligations of the Executive set forth in this Letter Agreement, for the release of claims by the Executive and for other good and valuable consideration, the Corporation, on its own behalf and on behalf of its predecessors, successors, assigns, subsidiaries, members, managers, officers, employees, representatives, attorneys, insurers and agents, hereby covenant not to sue and hereby release and discharge the Executive, his heirs, executors, administrators, successors, assigns, dependents, descendants, attorneys, insurers, and agents (each an “Executive Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (collectively, the “Corporation Claims”) that any Corporation Released Party has or may in the future have against any Executive Released Party, or which might or could have been, might be or could be (in the past, now or hereafter) asserted with respect to any Executive Released Party and any and all dealings and disputes between the parties, including but not limited to any and all Corporation Claims arising out of or relating to the Executive’s Employment with the Corporation or their affiliates or termination of that employment. Notwithstanding the foregoing, this release does not waive or release any rights of any Corporation Released party to enforce the terms of this Letter Agreement or to any an all rights or remedies availably to the Corporation Released Party at law or in equity as a consequence of the breach of this Letter Agreement.

6.The Corporation shall pay the Executive’s Board Fees of $18,750 and travel expenses at or promptly after the Effective Date.

7.The Corporation covenants that it will keep D&O insurance coverage in place for the Executive. The Corporation agrees that nothing contained in this Letter Agreement releases or otherwise impacts the Executive’s rights pursuant to the Corporation’s Directors and Officers liability insurance policies, including but not limited to the Corporation’s Side A Difference in Conditions (DIC) policies (collectively, the D&O Policies). To the contrary, the D&O Policies will continue to provide the Executive coverage pursuant to their respective terms and conditions for any claim that potentially involves the Executive or the Executive’s role as a member of the Board.

8.Should there ever be a Press Release or any formal form of communication regarding the Executive’s departure from the Corporation’s Board of Directors, such Press Release or other form of communication shall be to the mutual satisfaction to the Corporation and the Executive (as evidenced by the Executive’s prior written consent to the form of any such press release or other communication).

9.The Executive hereby acknowledges that he has read and understands this Letter Agreement and that he signs this Letter Agreement voluntarily and without coercion. The Executive acknowledges that he has been advised by the Corporation to obtain independent legal advice regarding the matters contained in this Letter Agreement.

10.The Corporation hereby represents to the Executive (a) that this Letter Agreement and the transactions contemplated hereby have been duly authorized by the Corporation’s Board of Directors and (b) that this Letter Agreement is valid, binding and enforceable against the Corporation in accordance with its terms.

11.It is expressly understood and agreed by the Executive and the Corporation that this Letter Agreement and all of its terms shall be binding upon the parties’ respective representatives, heirs, executors, administrators, successors and assigns, and inures to the benefit of each of the Executive and the Corporation’s current, former and future corporate parents, subsidiaries, related entities, affiliates, employee benefit plans, and related entities or corporations and their past and present officers, directors, stockholders, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns, to the extent applicable with respect to each of the Executive and the Corporation.

12.This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

13.This Letter Agreement constitutes the sole and entire agreement and understanding of the undersigned with respect to the subject matter of this Letter Agreement, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter. None of the parties hereto has relied on any statement, representation, warranty or agreement of the other party or any other person on such party’s behalf, including any representations, warranties, or agreements arising from statute or otherwise in law, except for the representations, warranties or agreements expressly contained in this Letter Agreement. This Letter Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. This Letter Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto. Except as otherwise provided herein, no party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

[Signature Page Follows]

Sincerely,

GLOBAL EAGLE ENTERTAINMENT, INC.

	By:	/s/ Jay Itzkowitz

	Printed Name:	Jay Itzkowitz

	Title:	SVP

Acknowledged and Agreed:

/s/ Louis Bélanger-Martin
Louis Bélanger-Martin

[Signature Page to Letter Agreement]